Articles of Amendment
to
Articles of Incorporation
of

CAPITAL GROWTH SYSTEMS, INC.

(Name of corporation as currently filed with the Florida Dept. of State)

P99000086201

(Document number of corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

[NO CHANGE]

(must contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

ARTICLE III - CAPITAL STOCK of the ARTICLES OF INCORPORATION of the corporation be and hereby is amended to increase the common stock of the corporation, so that as amended it reads as follows: "The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 350,000,000 shares of common stock, $.0001 par value per share and 5,000,000 shares of preferred stock, $.0001 par value per share with such rights and preferences as determined by the Board of Directors."

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

(continued)

The date of each amendment(s) adoption: June 25, 2007

Effective date if applicable: UPON FILING
(no more than 90 days after amendment file date)

Adoption of Amendment(s) **(CHECK ONE)**

☑ The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval by ______________________."
(voting group)

☐ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 25th day of June, 2007.

Signature [signature]
(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

George King
(Typed or printed name of person signing)

President
(Title of person signing)

FILING FEE: $35